Exhibit A

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Class A Common Stock of Viper Energy, Inc. (this “Agreement”), is being filed, and all amendments thereto will be filed, by Warwick Royalty and Mineral Master Fund LP as designated filer on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: November 13, 2023

Warwick Royalty and Mineral Master Fund LP

By: Warwick Royalty and Mineral Fund GP Limited
Its: General Partner

By:	/s/ Ralph Woodford
Name:	Ralph Woodford
Title:	Director

/s/ Alfredo Mattera
Alfredo Mattera

/s/ Ian Burgess
Ian Burgess